Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 12, 2006 (October 20, 2006 as to the second paragraph of Note 10 relating to a settlement agreement with the Department of the Treasury) relating to the consolidated financial statements of Super Micro Computer, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to related party transactions discussed in Note 7) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 1, 2006